Exhibit 10.1
FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
June 30, 2025
THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of the date first written above, by and among SLR INVESTMENT CORP., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022 (“SLR”), as collateral agent (in such capacity, together with its successors and assigns, “Collateral Agent”), the Lenders listed on Schedule 1.1 hereof or otherwise a party to the Loan Agreement from time to time including SLR in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and ARDELYX, INC., a Delaware corporation with offices located at 400 Fifth Avenue, Suite 210, Waltham, MA 02451 (“Borrower”).
A.    Collateral Agent, Borrower and the Lenders have entered into that certain Loan and Security Agreement dated as of February 23, 2022 (as amended, supplemented or otherwise modified from time to time, including but not limited to, by that certain First Amendment to Loan and Security Agreement dated as of August 1, 2022, that certain Second Amendment to Loan and Security Agreement dated as of February 9, 2023, that certain Third Amendment to Loan and Security Agreement dated as of October 17, 2023, that certain Fourth Amendment to Loan and Security Agreement dated as of October 29, 2024 and this Amendment, collectively, the “Loan Agreement”), pursuant to which the Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and
B.    Borrower, Collateral Agent and the Required Lenders have agreed to amend certain provisions of the Loan Agreement as provided herein, subject to, and in accordance with, the terms and conditions set forth herein, and in reliance upon the representations and warranties set forth herein.
Agreement
    NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, the Required Lenders and Collateral Agent hereby agree as follows:
1.    Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.    Amendments to Loan Agreement.
2.1    The Loan Agreement is hereby amended (a) to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Loan Agreement attached hereto as Exhibit A and made a part hereof for all purposes.
2.2    The Disclosure Schedules to the Loan Agreement are hereby amended and restated in their entirety and replaced with the Disclosure Schedules attached hereto as Exhibit B.
3.    Limitation of Amendments.
3.1    The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which the Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

3.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents are hereby ratified and confirmed and shall remain in full force and effect.
4.    Representations and Warranties. To induce Collateral Agent and the Required Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and the Required Lenders as follows:
4.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date) and (b) no Event of Default has occurred and is continuing;
4.2    Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
4.3    The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by or on behalf of Borrower to Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
4.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not contravene (i) any material law or regulation binding on or affecting Borrower, (ii) any material contractual restriction with a Person binding on Borrower, (iii) any applicable order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;
4.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
4.6    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5.    Loan Document. Borrower, the Lenders and Collateral Agent agree that this Amendment shall be a Loan Document. Except as expressly set forth herein, the Loan Agreement and the other Loan Documents shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. This Amendment shall not constitute an amendment or waiver or novation of or consent to any provision of the Credit Agreement and the other Loan Documents except as expressly stated herein and shall not be construed as an amendment, waiver or novation of, or consent to any action on the part of Borrower that would require an amendment, waiver, novation or consent of the Lenders except as expressly stated herein.
6.    Release by Borrower.
6.1    FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Collateral Agent and each Lender and their respective present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the Effective Date through and including the date of execution of this Amendment solely to the extent such claims arise out of or are in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing (collectively “Released Claims”).
6.2    By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected in relation to the Released Claims; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Collateral Agent or the Lenders with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.
6.3    This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Collateral Agent and the Lenders to enter into this Amendment, and that Collateral Agent and the Lenders would not have done so but for Collateral Agent’s and the Lenders’ expectation that such release is valid and enforceable in all events.
7.    Reaffirmation. Borrower hereby confirms the grant of the security interest in the Collateral to Collateral Agent and confirms and agrees that such security interest secures the Obligations.
8.    Effectiveness. This Amendment shall be deemed effective as of the date hereof upon (i) the due execution and delivery of this Amendment by each party hereto, (ii) the due execution and delivery to Collateral Agent and the Lenders of (a) a corporate certificate of Borrower with all authorizing resolutions and attachments thereto in substantially the form as previously provided to Collateral Agent, (b) a completed Loan Payment Request Form with respect to the funding of the Term E Loans and (c) the amended and restated Fee Letter dated as of the date hereof by each party thereto, (iii) the Term E Loans being funded as of the Fifth Amendment Effective Date and (iv) delivery by Borrower to Collateral Agent of (a) the updated Perfection Certificate, (b) a duly executed legal opinion of counsel dated as of the date hereof, and (c) such other documents, agreements, side letters, certificates and/or schedules as Collateral Agent may reasonably request to effect the purpose of this Amendment.
9.    Post-Closing. Within thirty (30) days (as such date, as applicable for each deliverable, may be extended by Collateral Agent in its sole discretion) after the Fifth Amendment Effective Date, Borrower shall (a) use commercially reasonable efforts to deliver to Collateral Agent a bailee waiver executed in favor of Collateral Agent in respect of each third party bailee where Borrower or any Subsidiary maintains Collateral having a book value in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate for which Borrower has not previously delivered a bailee waiver for such location prior to the Fifth Amendment Effective Date; (b) use commercially reasonable efforts to deliver to Collateral Agent a landlord’s consent executed in favor of Collateral Agent in respect Borrower’s leased location at 7999 Gateway Blvd, Newark, CA 94560; and (c) deliver to Collateral Agent the insurance endorsements, in each case satisfying the requirements of Section 6.5 of the Loan Agreement.
10.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. Delivery by electronic transmission (e.g. “.pdf”) of an executed counterpart of this Amendment shall be effective as a manually executed counterpart signature thereof.
11.    Electronic Execution. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
12.    Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.
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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

ARDELYX, INC.

By /s/ Justin Renz
Name: Justin Renz Title: Chief Financial and Operations Officer

[Signature Page to Fifth Amendment to Loan and Security Agreement]

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COLLATERAL AGENT AND LENDER:

SLR INVESTMENT CORP.

By /s/ Anthony J. Storino
Name: Anthony J. Storino
Title: Authorized Signatory

LENDERS:

SCP PRIVATE CREDIT INCOME FUND SPV, LLC
SCP PRIVATE CREDIT INCOME BDC SPV LLC
SCP PRIVATE CORPORATE LENDING FUND SPV LLC
SCP CAYMAN DEBT MASTER FUND SPV LLC
SLR CP SF DEBT FUND SPV, LLC
SLR HC ONSHORE FUND LP
SLR HC FUND SPV LLC
SLR HC BDC LLC
SLR HC BDC SPV LLC
SLR 1818 L.P.
SLR 1818 SPV LLC
SLR PRIVATE CREDIT FUND II L.P.
SLR PRIVATE CREDIT FUND II SPV LLC
SLR PRIVATE CREDIT BDC II LLC
SLR PRIVATE CREDIT BDC II SPV LLC
SLR PRIVATE CORPORATE LENDING FUND II L.P.
SLR PRIVATE CORPORATE LENDING FUND II SPV (ABL) LLC
CRPTF-SLR CREDIT PARTNERSHIP L.P.
CRPTF-SLR CREDIT SPV LLC
SLR CAYMAN DEBT MASTER FUND II SPV LLC
SLR CAYMAN DEBT MASTER FUND II L.P.
SLR DEBT FUND ONE MASTER L.P.

By /s/ Anthony J. Storino
Name: Anthony J. Storino
Title: Authorized Signatory

[Signature Page to Fifth Amendment to Loan and Security Agreement]

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Exhibit A

Marked Copy of Conformed Loan Agreement

See attached.

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Conformed Copy through Fifth Amendment dated June 30, 2025

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of February 23, 2022 (the “Effective Date”) among SLR Investment Corp., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022 (“SLR”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including SLR (together with any other lenders party hereto, the “Lenders” and each, a “Lender”), and ARDELYX, INC., a Delaware corporation with offices located at 400 Fifth Avenue, Suite 210, Waltham, MA 02451 (“Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:
1.    1.    DEFINITIONS AND OTHER TERMS
1.1    Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.4 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.
1.2    Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.
1.3    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
1.4    Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Agreement”	Preamble
“Approved Lender”	Section 12.1
“Borrower”	Preamble
“Claims”	Section 12.2
“Collateral Agent”	Preamble
“Collateral Agent Report”	Exhibit B, Section 5
“Communications”	Section 10
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“Connection Income Taxes”	Exhibit C, Section 1
“Default Rate”	Section 2.3(b)
“Effective Date”	Preamble
“Event of Default”	Section 8
“Excluded Taxes” “Existing Term Loan”	Exhibit C, Section 1 Section 2.2(a)(v)
“FATCA”	Exhibit C, Section 1
“Good Faith Deposit” “Incremental Term Loan”	Section 2.4(d) Section 2.2(a)(vii)
“Indemnified Person”	Section 12.2
“Indemnified Taxes”	Exhibit C, Section 1
“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 12.1
“New Subsidiary”	Section 6.10
“Non-Funding Lender”	Exhibit B, Section 10(c)(ii)
“Other Connection Taxes”	Exhibit C, Section 1
“Other Lender”	Exhibit B, Section 10(c)(ii)
“Other Taxes”	Exhibit C, Section 1
“Participant Register”	Section 12.1
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“Recipient”	Exhibit C, Section 1
“Register”	Section 12.1
“SLR”	Preamble
“Term A Loan”	Section 2.2(a)(i)
“Term B Loan” “Term C Loan” “Term D Loan” “Term E Loan” “Term F Loan” “Term G Loan”	Section 2.2(a)(ii) Section 2.2(a)(iii) Section 2.2(a)(iv) Section 2.2(a)(v) Section 2.2(a)(vi) Section 2.2(a)(vii)
“Term Loan”	Section 2.2(a)(vii)
“Termination Date”	Exhibit B, Section 8
“Transfer”	Section 7.1
“U.S. Tax Compliance Certificate”	Exhibit C, Section 7(b)(ii)(C)
“Withholding Agent”	Exhibit C, Section 1
In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

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“1-Month CME Term SOFR” is the 1-month CME Term SOFR reference rate as published by the CME Term SOFR Administrator on the CME Term SOFR Administrator’s Website.
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“ACH Letter” is an ACH debit authorization in the form of Exhibit G hereto.
“Acquisition Consideration” shall mean the purchase consideration for a Permitted Acquisition and all other payments, directly or indirectly, by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, a Permitted Acquisition, whether paid in cash or by exchange of equity interests or of properties or otherwise and whether payable at or prior to the consummation of a Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earnouts” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by the Borrower or any of its Subsidiaries.
“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Amortization Date” means, with respect to Incremental Term Loans, July 1, 2030.
“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Applicable FDA Threshold” means the greater of (a) One Million Dollars ($1,000,000), and (b) as of any date of determination, ten percent (10%) of the Borrower’s and its Subsidiaries’ consolidated revenues for the trailing twelve months ending as of the last day of the month immediately prior to such date of determination.

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“Applicable Rate” means a per annum interest rate equal to the greater of (a)(i) one percent (1.00%) for all Term A Loans and Term B Loans, (ii) four and seven tenths of one percent (4.70%) for all Term C Loans, Term D Loans and Term E Loans, and (iii) three and one half of one percent (3.50%) for all Incremental Term Loans, and (b)(i) with respect to Term A Loans, Term B Loans, Term C Loans, Term D Loans, and Term E Loans, (x) 0.022% plus (y) 1-month CME Term SOFR reference rate as published by the CME Term SOFR Administrator on the CME Term SOFR Administrator’s Website (or on any successor or substitute page of the CME Term SOFR Administrator, or any successor to or substitute for the CME Term SOFR Administrator, as determined by Collateral Agent in a manner consistent with other loans in Collateral Agent’s portfolio), which determination by Collateral Agent shall be conclusive in the absence of manifest error, and (ii) with respect to all Incremental Term Loans, 1-month CME Term SOFR reference rate as published by the CME Term SOFR Administrator on the CME Term SOFR Administrator’s Website (or on any successor or substitute page of the CME Term SOFR Administrator, or any successor to or substitute for the CME Term SOFR Administrator, as determined by Collateral Agent in a manner consistent with other loans in Collateral Agent’s portfolio), which determination by Collateral Agent shall be conclusive in the absence of manifest error; provided that if, at any time, Lenders notify Collateral Agent that Lenders have determined that (x) Lenders are unable to determine or ascertain such rate, or (y) the applicable regulator has made public statements to the effect that the rate published by the CME Term SOFR Administrator is no longer used for determining interest rates for loans, then the Applicable Rate shall be equal to an alternate benchmark rate and spread agreed between Collateral Agent and Borrowers, giving due consideration to (i) market convention or (ii) selection, endorsement or recommendation by a Relevant Governmental Body. Such alternative benchmark rate and spread shall be binding unless the Required Lenders object within five (5) days following notification of such amendment.
“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

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“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent, and (d) any money market or similar funds under Borrower’s investment policy, as approved by Collateral Agent and the Lenders from time to time.
“CME Term SOFR Administrator” is CME Group Benchmark Administration Limited, as administrator of the forward-looking term SOFR, or any successor administrator of 1-Month CME Term SOFR selected by the Collateral Agent in its reasonable discretion.
“CME Term SOFR Administrator’s Website” is the website of the CME Group Benchmark Administrator at http://www.cmegroup.com or any successor source.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary at any time.
“Collateral Agent” is SLR, not in its individual capacity, but solely in its capacity as collateral agent on behalf of and for the ratable benefit of the Secured Parties.
“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

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“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit E.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith in accordance with GAAP; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower or such Subsidiary, as applicable, and Collateral Agent pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Convertible Indebtedness” means (i) Indebtedness of the Borrower that is Subordinated Debt and convertible into equity securities of the Borrower or (ii) senior unsecured notes issued by the Borrower pursuant to either an effective registration statement under the Securities Act of 1933, as amended or Rule 144A of the regulations thereunder (which issuance shall include a customary offering document which describes (A) this Agreement and (B) the capital structure of Borrower after giving effect to such Indebtedness, in each case, in reasonable detail as determined by the Borrower in good faith) that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and the other customary changes thereto) of shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities) and cash in lieu of fractional shares of common stock of the Borrower; provided that the Indebtedness thereunder must satisfy each of the following conditions, and any agreements providing for such Indebtedness may only be amended, restated, supplemented or modified from time to time if each of the following conditions remains satisfied: (1) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (2) such

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Indebtedness matures, and does not provide for or require any scheduled amortization or other scheduled or otherwise provided for or required payments of principal or interest prior to, after the date that is one hundred eighty (180) days after the Maturity Date for the Existing Loans (or, if any Incremental Term Loans are outstanding, the Maturity Date for the Incremental Term Loans (it being understood that neither (x) any provision requiring an offer to purchase such Indebtedness as a result of change of control or other fundamental change (howsoever defined), (y) any early conversion of such Indebtedness in accordance with the terms thereof, nor (z) any provision providing for redemption of such Indebtedness upon satisfaction of a condition related to the stock price of the Borrower’s common stock, in each case, shall violate the foregoing restriction), (3) Borrower’s market capitalization, as of the close of the regular trading session for the Borrower’s common stock on the date that is one (1) Business Day prior to the date of launching (i.e. not pricing) of such convertible Indebtedness, is not less than an amount equal to the product of two (2) times the original principal amount of such convertible Indebtedness, (4) such Indebtedness (at any one time outstanding) is in an aggregate principal amount of not more than Four Hundred Million Dollars ($400,000,000.00), (5) the terms, conditions and covenants (other than pricing terms determined through a customary marketing process) of such Indebtedness must be customary for convertible Indebtedness of such type (as determined by the Borrower in good faith) and (6) such Indebtedness is not guaranteed by any Subsidiary of the Borrower (unless the Obligations are guaranteed by such Subsidiary on a secured basis).
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Default” is any event that, with the giving of notice or passage of time or both, would constitute an Event of Default.
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Disclosure Schedules” the disclosure schedules to this Agreement, as amended or supplemented from time to time by Borrower with the written consent of the Required Lenders (or as supplemented by Borrower pursuant to the terms of the Loan Documents), delivered by Borrower to the Lenders.
“Dollars,” “dollars” and “$” each mean lawful money of the United States.
“Domestic Subsidiary” is any Subsidiary that is not a Foreign Subsidiary.
“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a

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Lender or (B) has total assets in excess of Two Billion Five Hundred Million Dollars ($2,500,000,000.00), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a direct competitor of Borrower, a vulture hedge fund or a distressed debt fund, each as determined by Collateral Agent in its reasonable discretion. Notwithstanding the foregoing, (x) in connection with any assignment made by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.
“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.
“Exit Fee Agreement” means that certain Exit Fee Agreement, dated as of the Effective Date, by and among Collateral Agent, as agent, Lenders and Borrower, as amended, amended and restated, supplemented or otherwise modified from time to time.
“FDA” means the U.S. Food and Drug Administration or any successor thereto.

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“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of the Fifth Amendment Effective Date, by and among Collateral Agent, as agent, Lenders and Borrower, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Fifth Amendment Effective Date” is June 30, 2025.
“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any state thereof or the District of Columbia.
“Fourth Amendment Effective Date” is October 29, 2024.
“Funding Date” is any date on which a Term Loan is made to or on account of Borrower which shall be a Business Day.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination; provided that for purposes of the defined term “Permitted Indebtedness,” GAAP shall be GAAP as in effect on the Effective Date.
“General Intangibles” are all “general intangibles” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof (including the FDA) or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.

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“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent for the benefit of the Secured Parties (including without limitation pursuant to Section 6.10).
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Healthcare Laws” means all laws, rules and regulations relating to the provision or payment of health items and services applicable to the Borrower or its Subsidiaries, including, without limitation, (a) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Civil False Claims Act (31 U.S.C. §3729 et seq.), the criminal false statements law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1347 and 1349, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. Section 1320d et seq.), any applicable state fraud and abuse prohibitions, including those that apply to all payors (governmental, commercial insurance and self-payors), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the exclusion laws (42 U.S.C. § 1320a-7), and any similar state laws or regulations, and (b) any laws relating to any governmental healthcare program, including, without limitation, the Medicare statute (Title XVIII of the Social Security Act) and the Medicaid statute (Title XIX of the Social Security Act), each of (a) through (b) as may be amended from time to time.
“Hyperphosphatemia” means elevated serum phosphorus.
“Immaterial Subsidiary” is any Foreign Subsidiary that holds assets worth less than One Hundred Thousand Dollars ($100,000) in book value.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.
“Insolvent” means not Solvent.
“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:
(a)    its Copyrights, Trademarks and Patents;
(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

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(c)    any and all source code;
(d)    any and all design rights which may be available to Borrower;
(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Interest-Only Extension Milestone” is the funding of the Term B Loans by the Lenders to Borrower.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder.
“Inventory” is all “inventory” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“IRS” means the United States Internal Revenue Service.
“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is Mike Raab as of the Effective Date and (ii) Chief Financial Officer, who is Justin Renz as of the Effective Date.
“Lender” is any one of the Lenders.
“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.
“Lenders’ Expenses” are (a) all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, and (b) all fees and expenses (including attorneys’ fees and expenses , as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.

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“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Documents” are, collectively, this Agreement, the Fee Letter, the Exit Fee Agreement, each Control Agreement, the Perfection Certificates, the Disclosure Schedules, each Compliance Certificate, the ACH Letter, each Loan Payment Request Form, any Guarantees, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent, as applicable, in connection with this Agreement; all as amended, restated, or otherwise modified.
“Loan Payment Request Form” is that certain form attached hereto as Exhibit D.
“Material Adverse Change” is (a) a material adverse change in the business, operations or financial condition of Borrower and its Subsidiaries, when taken as a whole; or (b) a material impairment of (i) the ability of Borrower and Guarantors to repay any portion of the Obligations, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Collateral Agent or Lenders under any Loan Document except as the result of the action or inaction of the Collateral Agent or Lenders or (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any of the Collateral except as the result of the action or inaction of the Collateral Agent or Lenders. For the avoidance of doubt, “Material Adverse Change” shall not include, in and of themselves, the non-occurrence of any of the events described under the “Term B Milestone”.
“Material Agreement” is (i) as long as Borrower is a publicly reporting entity under the Securities Exchange Act of 1934, any license, agreement or other contractual arrangement required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act of 1933 or Securities Exchange Act of 1934, as each may be amended, or (ii) if Borrower is not such a publicly reporting entity, any license, agreement or other contractual arrangement whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date for each Incremental Term Loan, assets or property valued (book or market) at more than One Million Dollars ($1,000,000) per year.
“Maturity Date” is, (a) for each Existing Term Loan, July 1, 2028, and (b) for each Incremental Term Loan, July 1, 2030.
“Net Product Revenue” means the revenue, determined in accordance with GAAP, from the sale of any products of Borrower or its Subsidiaries, inclusive of Borrower’s share of sales generated indirectly through the sales of Borrower’s products under any licensing or similar arrangement and which amounts are included in the net product revenue of Borrower in accordance with GAAP.

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“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Premium, all fees under the Fee Letter, and any other amounts Borrower owes the Collateral Agent or the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents (other than the Exit Fee Agreement and any fees payable thereunder), and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent in connection with this Agreement and the other Loan Documents (other than the Exit Fee Agreement), and the performance of Borrower’s duties under the Loan Documents (other than the Exit Fee Agreement and any fees payable thereunder).
“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date or the Fifth Amendment Effective Date, as applicable, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Payment Date” is the first (1st) calendar day of each calendar month, commencing on April 1, 2022.
“Permitted Acquisition” means any consensual transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person, (b) acquisition of greater than ninety percent (90.0%) of the equity interests of any Person, and otherwise causing such person to become a Subsidiary of such Person, (c) merger or consolidation or any other combination with any Person or (d) the acquisition of any Intellectual Property and related ancillary rights or assets of any person, if each of the following conditions is met:
(i)    no Default or Event of Default exists immediately prior thereto, and no Default or Event of Default would immediately result therefrom;

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(ii)    the Person, business or asset to be acquired (other than non-core assets, if any, with respect to such acquisition) shall be, or shall be engaged in, a business of the type that the Borrower is then permitted to be engaged in and the property acquired in connection with any such transaction shall be made subject to the Lien of the Loan Documents to the extent required in accordance with Section 6.10 and shall be free and clear of any Liens (other than Permitted Liens);
(iii)    the Borrower shall be, after taking into account the payment of the Acquisition Consideration, in compliance with Section 7.13;
(iv)    the Board of Directors or other governing body of the Person to be acquired shall not have indicated its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
(v)    the Acquisition Consideration in respect of such acquisition is funded with cash or Permitted Investments of the Borrower or the proceeds of a cash equity contribution to any Borrower;
(vi)    the Acquisition Consideration shall not exceed Thirty-Five Million Dollars ($35,000,000) in the aggregate for all such acquisitions, unless, in each case, funded with the proceeds of an equity contribution or Convertible Indebtedness permitted hereunder received by the Borrower;
(vii)    Borrower has provided evidence satisfactory to Collateral Agent demonstrating that immediately following the consummation of such acquisition and after giving pro forma effect to the payment of the Acquisition Consideration, Borrowers will have sufficient cash runway for the immediately succeeding twelve (12) month period based upon projections prepared in good faith by Borrower and agreed to by Collateral Agent; and
(viii)    on or prior to the proposed date of consummation of such transaction, the Borrower shall have delivered to the Collateral Agent and the Lenders a certificate of a Responsible Officer of the Borrower certifying that such transaction complies with this definition.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower (i) shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), (ii) the cash value thereof or (iii) a combination thereof, in each case, from time to time upon exercise of such option entered into by the Borrower in connection with the issuance of any Convertible Indebtedness, provided that the purchase price for any Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of the Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

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“Permitted Indebtedness” is:
(a)    Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;
(b)    Indebtedness existing on the Fifth Amendment Effective Date and disclosed on the Disclosure Schedules;
(c)    Subordinated Debt;
(d)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e)    unsecured Indebtedness in connection with credit cards incurred in the ordinary course of business;
(f)    Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Seven Hundred Fifty Thousand Dollars ($750,000) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);
(g)    Indebtedness consisting of the obligation to pay rent when due under real property leases entered into in the ordinary course of Borrower’s business;
(h)    other unsecured Indebtedness at any time not to exceed Three Hundred Seventy-Five Thousand Dollars ($375,000) in the aggregate;
(i)    reimbursement obligations in respect of letters of credit in the aggregate amount not to exceed (1) Three Million Dollars ($3,000,000) at any time for any letters of credit with a maturity date of six (6) months or less, and (2) One Million Five Hundred Thousand Dollars ($1,500,000) at any time for any letters of credit with a maturity date of six (6) months or more, in each case as incurred in the ordinary course of business;
(j)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;
(k)    Convertible Indebtedness;
(l)    Hedges and similar transactions with respect to currency risk entered into in the ordinary course of business and not for speculative purposes;

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(m)    Surety bonds and similar Indebtedness entered into in the ordinary course of business and in an amount not exceeding Two Hundred Fifty Thousand Dollars ($250,000) outstanding at any time;
(n)    “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts (including any indemnification and other similar obligations incurred in an acquisition), in each case subject to the limitations in the definition of “Permitted Acquisition”;
(o)    advances or deposits received in the ordinary course of business from customers or vendors;
(p)    Indebtedness arising in connection with the financing of insurance premiums in an amount not exceeding Fifty Thousand Dollars ($50,000) outstanding at any time;
(q)    Indebtedness incurred in the Permitted Royalty Transaction; and
(r)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (q) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.
“Permitted Investments” are:
(a)    Investments disclosed on the Disclosure Schedules and existing on the Fifth Amendment Effective Date;
(b)    (i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;
(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
(d)    Investments consisting of Deposit Accounts in which Collateral Agent has a perfected Lien (subject to the terms of this Agreement) for the ratable benefit of the Secured Parties except as permitted in Section 6.6 hereof;
(e)    Investments in connection with Permitted Indebtedness, Permitted Liens and with Transfers permitted by Section 7.1;
(f)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s

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board of directors; not to exceed One Million Dollars ($1,000,000) in the aggregate for (i) and (ii) in any fiscal year;
(g)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(h)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;
(i)    Investments in Subsidiaries that are Guarantors;
(j)    Investments in Subsidiaries that are not Guarantors, the aggregate of which shall not exceed One Hundred Thousand Dollars ($100,000) per fiscal year;
(k)    Permitted Acquisitions;
(l)    Investments in joint ventures, corporate collaborations, or strategic alliances in the ordinary course of Borrower’s business consisting of the licensing of technology (in compliance with the definition of “Permitted Licenses”), the development of technology or the providing of technical support and provided that the aggregate amount for cash consideration for all such Investments cannot exceed One Million Dollars ($1,000,000) per year;
(m)    other Investments not to exceed One Million Dollars ($1,000,000) in the aggregate outstanding at any time; and
(n)    to the extent constituting Investments, the performance of obligations under (including for the avoidance of doubt, the entry into, payment of any premium with respect to, and the settlement of) any Convertible Indebtedness, any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, in each case in accordance with its terms.
“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, (B) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, (C) exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (C), the license (i) constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as

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applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, (ii) is limited in territory with respect to a specific geographic country or region (i.e. Japan, Germany, northern China) outside of the United States, and (iii) Borrower has used commercially reasonable efforts to obtain the consent and acknowledgment of the counterparty to such license for the collateral assignment of such license to the Collateral Agent for the benefit of the Lenders, (D) exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries (excluding such Intellectual Property related to treatment of Hyperphosphatemia) in the United States entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (D), the license (i) constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, (ii) Borrower has used commercially reasonable efforts to obtain the consent and acknowledgment of the counterparty to such license for the collateral assignment of such license to the Collateral Agent for the benefit of the Lenders, and (iii) Borrower shall have obtained the prior written consent of the Required Lenders to enter into such license, (E) exclusive licenses for the use in the United States of the Intellectual Property of Borrower or any of its Subsidiaries related to treatment of Hyperphosphatemia entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (E), the Borrower shall have obtained the prior written consent of the Required Lenders to enter into such license, and (F) licenses in connection with the Borrower’s TGR5 and FXR programs.
“Permitted Liens” are:
(a)    Liens existing on the Fifth Amendment Effective Date and disclosed on the Disclosure Schedules or arising under this Agreement and the other Loan Documents;
(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books in accordance with GAAP, provided that no notice of any such Lien has been filed or recorded in favor of the United States Treasury in accordance with the applicable provisions of the Internal Revenue Code;
(c)    Liens securing Indebtedness permitted under clause (f) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;
(d)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000), and which are not delinquent or remain payable without penalty or

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which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(f)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(g)    leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;
(h)    banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(a) hereof;
(i)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;
(j)    Liens on cash securing any obligations permitted to be incurred under clause (i) of the definition of “Permitted Indebtedness”;
(k)    security deposits under real property leases that are made in the ordinary course of business, in the aggregate amount not to exceed One Million Dollars ($1,000,000);
(l)    to the extent constitution a Lien, escrow arrangements securing indemnification obligations associated with any Permitted Acquisition; and
(m)    Permitted Licenses.
“Permitted Royalty Account” is a Deposit Account established by Borrower solely for the purpose of receiving remittance of royalty interest payments and disbursement thereof in respect of the Permitted Royalty Transaction, and disclosed to Collateral Agent by Borrower in writing.
“Permitted Royalty Transaction” means the purchase of a royalty interest of the Borrower’s rights to research, develop and commercialize one of Borrower’s products in Japan,

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provided that (i) the acquisition constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, (ii) the transaction will be structured as a true sale with only precautionary security filings in the purchased royalty in the applicable jurisdiction, (iii) Borrower shall not grant a security interest in or lien on the underlying license agreement or any Intellectual Property and assets underlying the purchased royalty, (iv) Collateral Agent and Lenders will not be required to enter into an intercreditor or similar agreement, and (v) the royalty and sales milestone interest acquisition agreement and related documents are otherwise in form and substance reasonably satisfactory, including the amount of the upfront cash proceeds received by Borrower, to Collateral Agent and the Required Lenders.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) and/or cash (in an amount determined by reference to the price of such common stock) entered into by Borrower substantially concurrently with any entry by the Borrower of a related Permitted Bond Hedge Transaction.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prepayment Premium” is:
(a) with respect to any Existing Term Loan subject to any prepayment prior to the Maturity Date for such Existing Term Loans, whether by mandatory or voluntary prepayment, acceleration or otherwise (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event), an additional fee payable to the Lenders in accordance with their respective Pro Rata Shares in amount equal to:
(i)    for any prepayment made on or after the Third Amendment Effective Date through and including the first anniversary of the Third Amendment Effective Date, three percent (3.00%) of the principal amount of such Existing Term Loan prepaid;
(ii)    for any prepayment made after the date which is after the first anniversary of the Third Amendment Effective Date through and including the second anniversary of the Third Amendment Effective Date, two percent (2.00%) of the principal amount of such Existing Term Loan prepaid; and
(iii)    for any prepayment made after the date which is after the second anniversary of the Third Amendment Effective Date and prior to the Maturity Date for the Existing Term Loans, one percent (1.00%) of the principal amount of such Existing Term Loan prepaid; and

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(b) with respect to any Incremental Term Loan subject to any prepayment prior to the Maturity Date for such Incremental Term Loans, whether by mandatory or voluntary prepayment, acceleration or otherwise (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event), an additional fee payable to the Lenders in accordance with their respective Pro Rata Shares in amount equal to:
(i)    for any prepayment made on or after the Fifth Amendment Effective Date through and including the first anniversary of the Fifth Amendment Effective Date, three percent (3.00%) of the principal amount of such Incremental Term Loan prepaid;
(ii)    for any prepayment made after the date which is after the first anniversary of the Fifth Amendment Effective Date through and including the second anniversary of the Fifth Amendment Effective Date, two percent (2.00%) of the principal amount of such Incremental Term Loan prepaid; and
(iii)    for any prepayment made after the date which is after the second anniversary of the Fifth Amendment Effective Date and prior to the Maturity Date for such Incremental Term Loans, one percent (1.00%) of the principal amount of such Incremental Term Loan prepaid.
“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).
“Regulatory Action” means an administrative or regulatory enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, or consent decree, issued by the FDA.

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“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, and/or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.
“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan other than to an Affiliate of such Lender, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least sixty six and two thirds percent (66.67%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.
“Secured Parties” means the Collateral Agent and the Lenders.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities, (b) such Person is not left with unreasonably small capital after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course.
“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to

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Collateral Agent and the Required Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor).
“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tenapanor” is an inhibitor of NHE3 with the chemical name (S)-N,N'-(10,17-dioxo-3,6,21,24-tetraoxa-9,11,16,18-tetraazahexacosane-1,26-diyl)bis(3-((S)-6,8-dichloro-2-methyl-1,2,3,4 tetrahydroisoquinolin-4-yl)benzenesulfonamide) dihydrochloride.
“Term A Loan Commitment” is each Lender’s commitment with respect to the Term A Loans as set forth on Schedule 1.1 hereto.
“Term B Draw Period” is the period commencing on the date of the occurrence of the Term B Milestone and ending on December 20, 2023.
“Term B Loan Commitment” is each Lender’s commitment with respect to the Term B Loans as set forth on Schedule 1.1 hereto.
“Term B Milestone” is Collateral Agent’s receipt of satisfactory evidence that Borrower has received FDA approval of Tenapanor for use in certain patients with Hyperphosphatemia on or prior to November 30, 2023.
“Term C Draw Period” is the period commencing on the first date on which both the Term B Milestone and Interest-Only Extension Milestone have been achieved, and ending on March 15, 2024.
“Term C Loan Commitment” is each Lender’s commitment with respect to the Term C Loans as set forth on Schedule 1.1 hereto.
“Term D Loan Commitment” is each Lender’s commitment with respect to the Term D Loans as set forth on Schedule 1.1 hereto.
“Term E Draw Period” is the period commencing on the Fourth Amendment Effective Date and ending on June 30, 2025.
“Term E Loan Commitment” is each Lender’s commitment with respect to the Term E Loans as set forth on Schedule 1.1 hereto.
“Term F Draw Period” is the period commencing on the Fifth Amendment Effective Date and ending on June 30, 2026.

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“Term F Loan Commitment” is each Lender’s commitment with respect to the Term F Loans as set forth on Schedule 1.1 hereto.
“Term G Draw Period” is the period commencing on the Fifth Amendment Effective Date and ending on December 20, 2026.
“Term G Loan Commitment” is each Lender’s commitment with respect to the Term G Loans as set forth on Schedule 1.1 hereto.
“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1.
“Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.
“Third Amendment Effective Date” is October 17, 2023.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
2.    2.    LOANS AND TERMS OF PAYMENT
2.1    Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.
a.    2.2    Term Loans.
(a)    Availability.
(i)    Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate principal amount of Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A Loan” and collectively as the “Term A Loans”). After repayment, no Term A Loan may be re-borrowed.

(ii)    Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Term B Draw Period to make term loans to Borrower in an aggregate principal amount of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) and disbursed in a single advance according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan” and collectively as the “Term B Loans”). After repayment, no Term B Loan may be re-borrowed.

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(iii)    Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Term C Draw Period to make term loans to Borrower in an aggregate principal amount of Fifty Million Dollars ($50,000,000) and disbursed in a single advance according to each Lender’s Term C Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term C Loan” and collectively as the “Term C Loans”). After repayment, no Term C Loan may be re-borrowed.

(iv)    Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Fourth Amendment Effective Date in an aggregate principal amount of Fifty Million Dollars ($50,000,000) and disbursed in a single advance according to each Lender’s Term D Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term D Loan” and collectively as the “Term D Loans”). After repayment, no Term D Loan may be re-borrowed.

(v)    Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Term E Draw Period to make term loans to Borrower in an aggregate principal amount of Fifty Million Dollars ($50,000,000) and disbursed in a single advance according to each Lender’s Term E Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term E Loan” and collectively as the “Term E Loans”; each Term A Loan, Term B Loan, Term C Loan, Term D Loan and Term E Loan is hereinafter referred to singly as an “Existing Term Loan” and the Term A Loans, the Term B Loans, Term C Loans, Term D Loans and Term E Loans are hereinafter referred to collectively as the “Existing Term Loans”). After repayment, no Term E Loan may be re-borrowed.

(vi)    Subject to the terms and conditions of this Agreement and upon Borrower’s request, the Lenders agree, severally and not jointly, during the Term F Draw Period to make term loans to Borrower in an aggregate principal amount of Fifty Million Dollars ($50,000,000) and disbursed in a single advance according to each Lender’s Term F Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term F Loan” and collectively as the “Term F Loans”). After repayment, no Term F Loan may be re-borrowed.

(vii)    Subject to the terms and conditions of this Agreement and upon Borrower’s request, the Lenders agree, severally and not jointly, during the Term G Draw Period to make term loans to Borrower in an aggregate principal amount of Fifty Million Dollars ($50,000,000) and disbursed in a single advance according to each Lender’s Term G Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term G Loan” and collectively as the “Term G Loans”; each Term F Loan or Term G Loan is hereinafter referred to singly as an “Incremental Term Loan” and the Term F

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Loans and the Term G Loans are hereinafter referred to collectively as the “Incremental Term Loans”; each Existing Term Loan and Incremental Term Loan is hereinafter referred to singly as a “Term Loan” and the Existing Term Loans and the Incremental Term Loans are hereinafter referred to collectively as the “Term Loans”). After repayment, no Term G Loan may be re-borrowed.
(b)    Repayment.
(i)    Existing Term Loans. With respect to the Existing Term Loans, Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Existing Term Loan, and continuing on the Payment Date of each successive month thereafter, to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon the effective rate of interest applicable to such Existing Term Loan as determined in Section 2.3(a). Borrower agrees to pay, on the Funding Date of each Existing Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Existing Term Loan and the first Payment Date after such Funding Date. All unpaid principal and accrued and unpaid interest with respect to each such Existing Term Loan is due and payable in full on the Maturity Date for the Existing Term Loans. The Existing Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(ii)    Incremental Term Loans. With respect to the Incremental Term Loans, Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Incremental Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of each Incremental Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Incremental Term Loans and the first Payment Date after such Funding Date. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall (i) make monthly payments of interest, to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon the effective rate of interest applicable to such Incremental Term Loans, as determined in Section 2.3(a) plus (ii) make consecutive equal monthly payments of principal to each Lender in accordance with its respective Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon (A) the respective principal amounts of such Lender’s Incremental Term Loans outstanding, and (B) a repayment schedule equal to the remaining number of months prior to the Maturity Date for the Incremental Term Loans. All unpaid principal and accrued and unpaid interest with respect to each Incremental Term Loan is due and payable in full on the Maturity Date for such Incremental Term Loans. The Incremental Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).
(c)    Mandatory Prepayments. If the Term Loans are accelerated (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the

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acceleration of claims by operation of law)), Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) any fees payable under the Fee Letter by reason of such prepayment, (iii) the Prepayment Premium plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate (if any) with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if any fees payable under the Fee Letter by reason of such prepayments had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to each Lender in accordance with the terms of the Fee Letter. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH BORROWER AND GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Notwithstanding anything to the contrary contained herein, there shall be no Prepayment Premium due and payable by Borrower to the Lenders hereunder in connection with the voluntary prepayment by Borrower of all, but not less than all, of the outstanding Term Loans in connection with new loans made by either SLR or any Affiliate of SLR.
(d)    Permitted Prepayment of Term Loans. Borrower shall have the option to prepay all, but not less than all, of the outstanding principal balance of the (x) the Existing Term Loans at any time, and/or (y) the Incremental Term Loans at any time, in each case advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the applicable Term Loans at least five (5) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the outstanding principal of the applicable Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) any fees payable under the Fee Letter by reason of such prepayment of such applicable Term Loans, (C) the Prepayment Premium for such applicable Term Loans, plus (D) all other Obligations that are due and payable on such prepayment date, including any Lenders’ Expenses and interest at the Default Rate (if any) with respect to any past due amounts.
2.3    Payment of Interest on the Term Loans.
(a)    Interest Rate. Subject to Section 2.3(b), (i) with respect to the Term A Loans and the Term B Loans, the principal amount outstanding under such Term Loans shall accrue interest at a floating per annum rate equal to the Applicable Rate in effect from time to time plus 7.95%, which aggregate interest rate shall be determined by Collateral Agent in accordance with the definition of “Applicable Rate” on the third Business Day prior to the Funding Date of such Term A Loan or Term B Loan, as applicable, and on the date occurring on the first Business Day of the month prior to each Payment Date occurring thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e), (ii)

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with respect to the Term C Loans, the principal amount outstanding under such Term Loans shall accrue interest at a floating per annum rate equal to the Applicable Rate in effect from time to time plus 4.25%, which aggregate interest rate shall be determined by Collateral Agent in accordance with the definition of “Applicable Rate” on the third Business Day prior to the Funding Date of such Term C Loan and on the date occurring on the first Business Day of the month prior to each Payment Date occurring thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e), (iii) with respect to the Term D Loans and Term E Loans, the principal amount outstanding under such Term Loans shall accrue interest at a floating per annum rate equal to the Applicable Rate in effect from time to time plus 4.00%, which aggregate interest rate shall be determined by Collateral Agent in accordance with the definition of “Applicable Rate” on the third Business Day prior to the Funding Date of such Term D Loan or Term E Loan and on the date occurring on the first Business Day of the month prior to each Payment Date occurring thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e), and (iv) with respect to the Incremental Term Loans, the principal amount outstanding under such Incremental Term Loans shall accrue interest at a floating per annum rate equal to the Applicable Rate in effect from time to time plus 4.95%, which aggregate interest rate shall be determined by Collateral Agent in accordance with the definition of “Applicable Rate” on the third Business Day prior to the Funding Date of such Incremental Term Loan and on the date occurring on the first Business Day of the month prior to each Payment Date occurring thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Except as set forth in Section 2.2(b), such interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full (or any payment is made hereunder).
(b)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus four percentage points (4%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.
(c)    360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
(d)    Debit of Accounts. Collateral Agent and each Lender may debit (or ACH) any deposit accounts, maintained by Borrower or any of its Subsidiaries for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due. Any such debits (or ACH activity) shall not constitute a set-off.
(e)    Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Person’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 2:00 p.m. Eastern time are

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considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.
2.4    Fees. Borrower shall pay to Collateral Agent and/or Lenders (as applicable) the following fees, which shall be deemed fully-earned and non-refundable upon payment:
(a)    Fee Letter. When due and payable under the terms of the Fee Letter, to Collateral Agent and each Lender, as applicable, the fees set forth in the Fee Letter.
(b)    Prepayment Premium. The Prepayment Premium, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares. Borrower expressly agrees (to the fullest extent that each may lawfully do so) that: (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Collateral Agent, Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loans.
(c)    Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
(d)    Good Faith Deposit. Borrower has paid to SLR a deposit of Fifty Thousand Dollars ($50,000) (the “Good Faith Deposit”), to initiate Collateral Agent’s and Lenders’ due diligence review and documentation process. The Good Faith Deposit shall be utilized to pay Lenders’ Expenses, with the remainder, if any, to pay a portion of the facility fee due in accordance with Section 1 of the Fee Letter.
b.    2.5    Taxes; Increased Costs. Borrower, Collateral Agent and the Lenders each hereby agree to the terms and conditions set forth on Exhibit C attached hereto.
3.    3.    CONDITIONS OF LOANS
3.1    Conditions Precedent to Initial Term Loan. Each Lender’s obligation to make a Term A Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

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(a)    original Loan Documents, each duly executed by Borrower and each Subsidiary, as applicable;
(b)    a completed Perfection Certificate for Borrower and each of its Subsidiaries and Disclosure Schedules for Borrower and each Guarantor;
(c)    duly executed Control Agreements with respect to Collateral Accounts maintained by Borrower or any of its Subsidiaries to the extent required under Section 6.6;
(d)    a duly executed Fee Letter;
(e)    the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;
(f)    a certificate of Borrower in substantially the form of Exhibit F hereto executed by the Secretary of Borrower with appropriate insertions and attachments, including with respect to (i) the Operating Documents of such Person (which Certificate of Incorporation or Certificate of Formation of such Person shall be certified by the Secretary of State of the State of Delaware) and (ii) the resolutions adopted by such Person’s board of directors or other governing body for the purpose of approving the transactions contemplated by the Loan Documents;
(g)    certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;
(h)    a duly executed legal opinion of counsel to Borrower dated the Effective Date;
(i)    evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, and, subject to Section 6.12, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties;
(j)    the duly executed Exit Fee Agreement;
(k)    payment of the fees payable under the terms of the Fee Letter and Lenders’ Expenses then due as specified in Section 2.4 hereof;

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(l)    a payoff letter in form and substance satisfactory to Agent and the Lenders evidencing the repayment in full and release of liens with respect to Borrower’s existing Indebtedness; and
(m)    a replacement Exit Fee Agreement related to Borrower’s existing Indebtedness.
3.2    Conditions Precedent to all Term Loans. The obligation of each Lender to extend each Term Loan, including the initial Term Loan, is subject to the following additional conditions precedent:
(a)    receipt by Collateral Agent of an executed Loan Payment Request Form in the form of Exhibit D attached hereto;
(b)    the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Funding Date of each Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of such Term Loan;
(c)    in such Lender’s reasonable discretion, there has not been any Material Adverse Change;
(d)    No Event of Default or Default, shall exist; and
(e)    payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof.
3.3    Covenant to Deliver. Borrower agrees to deliver to Collateral Agent and to the extent applicable the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to the funding of any Term Loan. Borrower expressly agrees that a Term Loan made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.
3.4    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan (other than the Term Loan funded on the Effective Date), Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 2:00 p.m. New York City time three (3) Business Days prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee. The Collateral Agent may rely on any telephone

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notice given by a person whom Collateral Agent reasonably believes is a Responsible Officer or designee. On the Funding Date related to any Term Loan, each Lender shall credit and/or transfer (as applicable) to accounts designated by Borrower and agreed to by the Lenders, in an amount equal to its Term Loan Commitment in respect of such Term Loan.
4.    4.    CREATION OF SECURITY INTEREST
4.1    Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations in full and, until payment in cash of all Obligations (other than (a) inchoate indemnity obligations, and (b) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made), a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof. If Borrower shall acquire any commercial tort claim (as defined in the Code) in an amount greater than Fifty Thousand Dollars ($50,000), Borrower shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.
If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than (a) inchoate indemnity obligations, and (b) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than (a) inchoate indemnity obligations, and (b) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made) and at such time as the Lenders’ obligation to extend Term Loans has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral (and enter into any documentation reasonably requested by Borrower) and all rights therein shall revert to Borrower.
4.2    Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents; provided, however, that Borrower shall have no obligation to deliver to Collateral Agent share certificates with respect to its security interests in any Immaterial Subsidiary unless and until the first to occur of (a) an Event of Default or (b) the value of such Immaterial Subsidiary, on a book value, equals or exceeds One Hundred Thousand Dollars ($100,000).
5.    5.    REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Collateral Agent and the Lenders as follows:
5.1    Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified

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and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate and any updates or supplements thereto on, before or after the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries is accurate and complete (other than clerical mistakes in addresses and other contact information).
The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower, any of its Subsidiaries or any of their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.
a.    5.2    Collateral.
(a)    Borrower and each of its Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith in respect of which Borrower or such Subsidiary has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein as required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.
(b)    The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that, under applicable law, have priority over Collateral Agent’s Lien.
(c)    On the Fifth Amendment Effective Date, and except as disclosed on the Disclosure Schedules (i) the Collateral is not in the possession of any third party bailee, and (ii)

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no such third party bailee possesses components of the Collateral in excess of Five Hundred Thousand Dollars ($500,000) in book value.
(d)    All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.
(e)    Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. Except as noted on the Disclosure Schedules (which shall be updated within forty-five (45) days after the end of each fiscal quarter to reflect the consummation of any transaction not prohibited by this Agreement) or to be included in the next-delivered Compliance Certificate, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.
5.3    Litigation. Except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000).
5.4    No Material Adverse Change; Financial Statements. All consolidated financial statements for Borrower and its consolidated Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of Borrower and its consolidated Subsidiaries, and the consolidated results of operations of Borrower and its consolidated Subsidiaries. Since December 31, 2020, there has not been a Material Adverse Change.
5.5    Solvency. Borrower is Solvent. Borrower and each of its Subsidiaries, when taken as a whole, is Solvent.
5.6    Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and

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given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
5.7    Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.
5.8    Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, each such tax return is true, correct and complete in all material respects, and Borrower and each of its Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries in an amount greater than Fifty Thousand Dollars ($50,000), in all jurisdictions in which Borrower or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the next sentence. Borrower and each of its Subsidiaries, may defer payment of any contested taxes, provided that Borrower or such Subsidiary, (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) notifies Collateral Agent of the commencement of, and any material development in, the proceeding; and (c) maintains adequate reserves or other appropriate provisions on the books of such Borrower or Subsidiary, as applicable, in accordance with GAAP and which do not involve, in the reasonable judgment of the Collateral Agent, any risk of the sale, forfeiture or loss of any material portion of the Collateral. Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiaries’, prior tax years which could result in additional taxes becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

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5.9    Use of Proceeds. Borrower shall use the proceeds of the Term Loans to repay existing Indebtedness, as working capital (including, without limitation, to fund Permitted Acquisitions) and to fund its general business requirements, and not for personal, family, household or agricultural purposes.
5.10    Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.11    Healthcare Regulatory Matters.
(a)    Borrower and each Subsidiary is, and during the past three (3) years has been, in compliance with all applicable Healthcare Laws, except for such noncompliance, whether individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Change. Without limiting the generality of the foregoing, during the past three (3) years, none of Borrower or its Subsidiaries has received written notice by a Governmental Authority of any violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws, which if determined or resolved adversely to the Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Change, and no such investigation, inspection, audit or other proceeding involving allegations of any such violation is, to Borrower’s knowledge, threatened in writing or contemplated which could reasonably be expected to have a Material Adverse Change.
(b)    Borrower and each Subsidiary, and its respective officers, directors, and employees are not and, during the past three (3) years, has not been, excluded, debarred, suspended or otherwise ineligible to participate in any governmental healthcare program where the same could reasonably be expected to have a Material Adverse Change, and no such action is pending or, to Borrower’s knowledge, threatened in writing. None of the Borrower or its Subsidiaries: is a party to or has any reporting obligations under a corporate integrity agreement, deferred or non-prosecution agreement, monitoring agreement, consent decree, settlement order, or any similar agreement with any Governmental Authority.
6.    6.    AFFIRMATIVE COVENANTS
Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:
a.    6.1    Government Compliance.
(a)    Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably

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be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations, including all Healthcare Laws, to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.
(b)    Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Secured Parties, in all of the Collateral.
b.    6.2    Financial Statements, Reports, Certificates; Notices.
(a)    Deliver to Collateral Agent:
(i)    as soon as available, but no later than thirty (30) days after the last day of each month that is not a quarter-end, a company prepared financial reports of Borrower’s revenue, accounts payable aging and cash and Cash Equivalents balances for such month certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;
(ii)    as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, a company prepared consolidated and, if prepared by Borrower or if reasonably requested by the Lenders, consolidating balance sheet, income statement and cash flow statement, in each case subject to year-end adjustments and the absence of footnotes, covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;
(iii)    as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year or within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an unqualified opinion (other than with respect to a going concern limitation based solely on the amount of cash and Cash Equivalents held by Borrower) on the financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion;
(iv)    no later than sixty (60) days after the last day of Borrower’s fiscal year, but no later than ten (10) days’ after approval thereof by the Borrower’s board of directors, Borrower’s annual financial projections for the entire current fiscal year as approved by Borrower’s board of directors; provided that, any revisions to such projections approved by Borrower’s board of directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval);
(v)    together with the delivery of the Compliance Certificate, copies of all non-ministerial statements, reports and notices made available to Borrower’s security holders or holders of Subordinated Debt (except as otherwise required to be delivered hereunder, other than materials provided to members of Borrower’s board of directors solely in their capacities as

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board members or management of Borrower) or holders of Subordinated Debt (except as otherwise required to be delivered hereunder, other than materials provided to members of Borrower’s board of directors solely in their capacities as board members or management of Borrower);
(vi)    with each Compliance Certificate, copies of the month-end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s);
(vii)    prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or that otherwise could reasonably be expected to have a Material Adverse Change;
(viii)    prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;
(ix)    written notice delivered at least five (5) days’ prior to Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10;
(x)    written notice delivered at least five (5) days’ prior to Borrower’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000) in assets or property of Borrower or any of its Subsidiaries), (B) changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;
(xi)    upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and Borrower’s proposal regarding how to cure such Event of Default or event;
(xii)    immediate notice if Borrower or such Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;
(xiii)    together with the delivery of the Compliance Certificate, notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the

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Code) held by Borrower or any Guarantor, in each case in an amount greater than One Hundred Thousand Dollars ($100,000) and of the general details thereof;
(xiv)    if Borrower has any Subsidiaries any of which is not a Registered Organization upon formation thereof but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number;
(xv)    no later than forty-five (45) days after the end of each fiscal quarter an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate after the Effective Date; and
(xvi)    other information as reasonably requested by Collateral Agent or any Lender.
Notwithstanding the terms herein, documents and notices required to be delivered pursuant to the terms hereof (to the extent any such documents and notices are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.
(b)    Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to Collateral Agent:
(i)    a duly completed Compliance Certificate signed by a Responsible Officer;
(ii)    copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;
(iii)    written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;
(iv)    written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000); and
(v)    written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Five Hundred Thousand Dollars ($500,000) individually or in the aggregate in any calendar year.
(c)    Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of

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Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing.
6.3    Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, as applicable, customary practices.
6.4    Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, as applicable, except as otherwise permitted pursuant to the terms of Section 5.8 hereof, and shall deliver to Collateral Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.
6.5    Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are standard for companies in Borrower’s industry and location. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and shall waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured. The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be canceled (except in the case of nonpayment). At Collateral Agent’s request, Borrower shall deliver to the Collateral Agent certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy within one hundred eighty (180) days of receipt thereof up to Seven Hundred Fifty Thousand Dollars ($750,000) with respect to any loss, but not exceeding One Million Five Hundred Thousand Dollars ($1,500,000), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable

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under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent deems prudent.
c.    6.6    Operating Accounts.
(a)    Maintain Borrower’s and Guarantors Collateral Accounts with depositary institutions that have agreed to execute Control Agreements in favor of Collateral Agent with respect to such Collateral Accounts. The provisions of the previous sentence shall not apply to (i) Deposit Accounts exclusively used for cash collateral for Permitted Liens under clause (j) of the definition thereof, (ii) payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any Guarantor’s, employees in an aggregate amount not to exceed the amount reasonably expected to be due and payable for the next two (2) succeeding pay periods and identified to Collateral Agent by Borrower as such in the Disclosure Schedules, (iii) any deposit accounts at Western Alliance Bank (provided the accounts at Western Alliance Bank do not have an aggregate balance in excess of One Hundred Thousand Dollars ($100,000) from and after the date that is three (3) Business Days after the Effective Date and such accounts are closed as required by Section 6.12(b)) or (iv) any Permitted Royalty Account.
(b)    Borrower shall provide Collateral Agent ten (10) days’ prior written notice before Borrower or any Guarantor establishes any Collateral Account. In addition, for each Collateral Account that Borrower or any Guarantor, at any time maintains, Borrower or such Guarantor shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder prior to the establishment of such Collateral Account. The provisions of the previous sentence shall not apply to (i) Deposit Accounts exclusively used for cash collateral for Permitted Liens under clause (j) of the definition thereof, (ii) payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any Guarantor’s, employees in an aggregate amount not to exceed the amount reasonably expected to be due and payable for the next two (2) succeeding pay periods and identified to Collateral Agent by Borrower as such in the Disclosure Schedules or otherwise in writing to the Collateral Agent, (iii) any deposit accounts at Western Alliance Bank (provided the accounts at Western Alliance Bank do not have an aggregate balance in excess of One Hundred Thousand Dollars ($100,000) from and after the date that is three (3) Business Days after the Effective Date and such accounts are closed as required by Section 6.12(b)) or (iv) any Permitted Royalty Account.
(c)    Neither Borrower nor any Guarantor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6.

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6.7    Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its respective Intellectual Property; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.
6.8    Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent with respect to any Collateral or relating to Borrower.
6.9    Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued (based on book value) in excess of One Million Dollars ($1,000,000) in the aggregate, at Collateral Agent’s election, Borrower or such Subsidiary shall use commercially reasonable efforts to cause such bailee or landlord, as applicable, to execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.
6.10    Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Effective Date, Borrower or such Subsidiary shall promptly notify the Collateral Agent of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by the Collateral Agent to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the Effective Date during the term of this Agreement): (i) if such New Subsidiary is a Domestic Subsidiary (except for a Domestic Subsidiary (1) substantially all of the assets of which consist of the equity interests of one or more Foreign Subsidiaries or (2) that is a subsidiary of a Foreign Subsidiary (each, an “Excluded Domestic Subsidiary”)), to cause such New Subsidiary to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations; and (ii) with respect to New Subsidiaries owned directly by Borrower or a Guarantor, to grant and pledge to Collateral Agent a perfected security interest in (A) 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary that is a Domestic Subsidiary (except if such New Subsidiary is an Excluded Domestic Subsidiary), or (B) 65% of the stock, units or other evidence of ownership held by Borrower or a Guarantor of any such New Subsidiary which is a Foreign Subsidiary or an Excluded Domestic Subsidiary.

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6.11    Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.
6.12    Post-Effective Date Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, Borrower shall, and shall cause each Subsidiary to:
(a)    within thirty (30) days after the Effective Date (as such date may be extended by Collateral Agent in its sole discretion), deliver to Collateral Agent the insurance endorsements, in each case satisfying the requirements of Section 6.5;
(b)    within sixty (60) days after the Effective Date (as such date may be extended by Collateral Agent in its sole discretion), deliver to Collateral Agent evidence in form and substance reasonably acceptable to Collateral Agent, that the Collateral Accounts of Borrower at Western Alliance Bank have been closed;
(c)    use commercially reasonable efforts to deliver to Collateral Agent a landlord’s consent executed in favor of Collateral Agent in respect Borrower’s leased locations at 400 Fifth Avenue, Suites 210 & 300, Waltham, MA 02451 and 34175 Ardenwood Blvd, Fremont, CA 94555 no later than sixty (60) days after the Effective Date (as such date may be extended by Collateral Agent in its sole discretion);
(d)    use commercially reasonable efforts to deliver to Collateral Agent a bailee waiver executed in favor of Collateral Agent in respect of each third party bailee where Borrower or any Subsidiary maintains Collateral having a book value in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate no later than sixty (60) days after the Effective Date (as such date may be extended by Collateral Agent in its sole discretion);
(e)    within two (2) Business Days after the Effective Date (as such date may be extended by Collateral Agent in its sole discretion) deliver to Collateral Agent evidence in form and substance reasonably acceptable to Collateral Agent that Borrower has transferred all of its cash and Cash Equivalents from its Collateral Accounts at Western Alliance Bank to one or more Collateral Accounts at Silicon Valley Bank that are subject to Control Agreements in favor of Collateral Agent;
(f)    within ten (10) Business Days after the Effective Date (as such date may be extended by Collateral Agent in its sole discretion) deliver to Collateral Agent good standing certificates for each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business; and
(g)     within ten (10) Business Days after the Effective Date (as such date may be extended by Collateral Agent in its sole discretion) deliver to Collateral Agent an executed Control Agreement in favor of Collateral Agent with respect to the Collateral Account at Capital Advisors Group; provided, however, until such time that the Collateral Account is subject to a Control Agreement, Borrower shall not Transfer any assets into such Collateral Account.

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7.    7.    NEGATIVE COVENANTS
Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:
7.1    Dispositions. Convey, sell, lease, transfer, assign, dispose of, license (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of worn-out, surplus, uneconomic or obsolete Equipment; (c) Transfers in connection with the Permitted Royalty Transaction, Permitted Liens, Permitted Investments and Permitted Licenses; (d) Transfers of cash or Cash Equivalents pursuant to transactions not prohibited by this Agreement; (e) sales or discounting of delinquent accounts in the ordinary course of business; (f) other Transfers not to exceed One Million Dollars ($1,000,000) in any fiscal year; or (g)(i) the issuance or sale of any Convertible Indebtedness, (ii) the sale of any Permitted Warrant Transaction by the Borrower, (iii) the purchase of any Permitted Bond Hedge Transaction by the Borrower or (iv) the performance by the Borrower of its obligations under any Convertible Indebtedness, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction.
7.2    Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower or such Subsidiary, as applicable, as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve; or (c)(i) permit any Key Person to cease being actively engaged in the management of Borrower unless written notice thereof is provided to Collateral Agent within ten (10) Business Days of such cessation, or (ii) enter into any transaction or series of related transactions in which (A) the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 49% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions and (B) except as permitted by Section 7.3, Borrower ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary of Borrower. Borrower shall not, and shall not permit any of its Subsidiaries to, without at least five (5) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000) in assets or property of Borrower or any of its Subsidiaries, as applicable); (B) change its respective jurisdiction of organization, (C) except as permitted by Section 7.3, change its respective organizational structure or type, (D) change its respective legal name, or (E) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.
7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person, other than Permitted Acquisitions. A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co-Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

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7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Secured Parties) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.
7.6    Maintenance of Collateral Accounts. With respect to Borrower and any Guarantors, maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.
7.7    Restricted Payments. (a) Declare or pay any dividends (other than dividends payable solely in capital stock) or make any other distribution or payment on account of or redeem, retire or purchase any capital stock (other than (i) the declaration or payment of dividends or other distributions to Borrower or any of its Subsidiaries, (ii) so long as no Event of Default or Default exists or would result therefrom, the declaration or payment of any dividends solely in the form of equity securities, (iii) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, similar plans to any of the foregoing, or payments in connection with tax withholding obligations in connection with the foregoing, provided such repurchases do not exceed Three Hundred Fifty Thousand Dollars ($350,000) in the aggregate per fiscal year and One Million Dollars ($1,000,000) commencing as of the Fifth Amendment Effective Date and over the remaining term of this Agreement, and (iv)(x) the payment of the purchase price of any Permitted Bond Hedge Transaction or (y) the settlement, unwind or termination of all or any portion of any Permitted Warrant Transaction, by (A) set-off against the concurrent settlement, unwind or termination of all or any portion of the related Permitted Bond Hedge Transaction or (B) delivery of common stock of the Borrower; provided that “capital stock” shall not include at any time (y) Convertible Debt until such Convertible Debt has been converted pursuant to the terms thereof or (z) other debt securities that are or by their terms may be convertible or exchangeable into or for such capital stock until such debt securities have been converted or exchanged pursuant to the terms thereof, (b) other than the Obligations in accordance with the terms hereof, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity unless being replaced with Indebtedness of at least the same principal amount and such new Indebtedness is Permitted Indebtedness, or (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower other than this Agreement.
7.8    Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.

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7.9    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries, and (c) compensation arrangements for Borrower’s and its Subsidiaries’ officers, directors and employees that are customary in Borrower’s industry.
7.10    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.
7.11    Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
7.12    Compliance with Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
a.    7.13    Financial Covenant. Borrower shall not allow, at any time, the sum of (a) Net Product Revenue, calculated on a trailing six (6) month basis as of the last day of each month, plus (b) the consolidated aggregate balance of Borrower’s unrestricted cash and

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Cash Equivalents in Collateral Accounts that are subject to Control Agreements, to be less than an amount equal to one hundred percent (100%) of the then outstanding principal amount of Term Loans.
8.    8.    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date or acceleration pursuant to Section 9.1(a) hereof).
a.    8.2    Covenant Default.
(a)    Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries), 6.12 (Post-Effective Date Obligations) or Borrower violates any provision in Section 7; or
(b)    Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower or such Subsidiary, as applicable, be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period).
8.3    Material Adverse Change. Required Lenders determine that a Material Adverse Change has occurred.
8.4    Attachment; Levy; Restraint on Business.
(a)    (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within ten (10) days after the

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occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and
(b)    (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any part of its business.
8.5    Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Term Loans shall be made while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed).
8.6    Other Agreements. There is a default in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000) or that could reasonably be expected to have a Material Adverse Change; provided that this Section 8.6 shall not apply to early payment requirement or unwinding or termination with respect to any Permitted Bond Hedge Transaction or Permitted Warrant Transaction by (a) set-off against the concurrent settlement, unwind or termination of all or any portion of the related Permitted Bond Hedge Transaction or (b) delivery of common stock, so long as, in any such case, the Borrower is not the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction, as applicable.
8.7    Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which (a) Borrower reasonably believes such insurance carrier will accept liability, (b) Borrower or the applicable Subsidiary has submitted such claim to such insurance carrier and (c) liability has not been rejected by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof.
8.8    Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or the Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made.
8.9    Subordinated Debt. A default or breach occurs under any subordination agreement, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement.

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8.10    Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any Guaranty; or (c) any circumstance described in Section 8 occurs with respect to any Guarantor.
8.11    Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue marketing any of its products; (ii) the FDA or any other comparable Governmental Authority issues a warning letter to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of the Applicable FDA Threshold or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of the Applicable FDA Threshold or more, or that could reasonably be expected to result in a Material Adverse Change; or (v) the FDA or any other comparable Governmental Authority revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change.
8.12    Lien Priority. Except as the result of the action or inaction of the Collateral Agent or the Lenders, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien (to the extent required to be perfected) on any material Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law.
9.    9.    RIGHTS AND REMEDIES
a.    9.1    Rights and Remedies.
(a)    Upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall at the written direction of Required Lenders, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement

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or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).
(b)    Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall at the written direction of the Required Lenders, without notice or demand, to do any or all of the following:
(i)    foreclose upon and/or sell or otherwise liquidate, the Collateral;
(ii)    make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;
(iii)    apply to the Obligations any (A) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, (B) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower, or (C) amounts received from any Guarantors in accordance with the respective Guaranty delivered by such Guarantor; and/or
(iv)    commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.
(c)    Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall at the written direction of the Required Lenders, without notice or demand, to do any or all of the following:
(i)    settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;
(ii)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). Borrower shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;
(iii)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets,

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trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;
(iv)    place a “hold” on any Collateral Account maintained with Collateral Agent or any Lender or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(v)    demand and receive possession of Borrower’s Books;
(vi)    appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and
(vii)    subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence and during the continuance of an Exigent Circumstance.
9.2    Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of Borrower directly with the applicable Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than (a) inchoate indemnity obligations, and (b) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made) have been satisfied in full and Collateral Agent

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and the Lenders are under no further obligation to extend Term Loans hereunder. Collateral Agent’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than (a) inchoate indemnity obligations, and (b) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Term Loans terminates.
9.3    Protective Payments. If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fail to pay any premium thereon or fail to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.
9.4    Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other Obligations owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Lenders’ Pro Rata Shares unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s Pro Rata Share of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled

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payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other the Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received and held by such Lender in trust for and shall be promptly paid over to the other Lenders (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).
9.5    Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6    No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or by Borrower or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7    Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.
10.    10.    NOTICES

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Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication (collectively, “Communications”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	ARDELYX, INC. 400 Fifth Avenue, Suite 210 Waltham, MA 02451 Attn: Justin Renz Email: jrenz@ardelyx.com
with a copy (which shall not constitute notice) to:	LATHAM & WATKINS LLP 140 Scott Drive Menlo Park, CA 94025 Attn: Mark Roeder Email: mark.roeder@lw.com
If to Collateral Agent:	SLR INVESTMENT CORP. 500 Park Avenue, 3rd Floor New York, NY 10022 Attn: Anthony Storino Fax: (212) 993-1698 Email: astorino@slrcp.com
with a copy (which shall not constitute notice) to:	DLA Piper LLP (US) 500 8th Street, NW Washington, DC 20004 Attn: Eric Eisenberg Fax: (202) 799-5211 Email: eric.eisenberg@us.dlapiper.com
11.    11.    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
11.1    Waiver of Jury Trial. EACH OF BORROWER, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF

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THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
11.2    Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF SUCH STATE (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW)), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.
11.3    Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
11.4    Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of

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America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
11.5    Non-exclusive Jurisdiction. Nothing contained in this Article 11 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.
12.    12.    GENERAL PROVISIONS
12.1    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than (i) any Transfer at any time that an Event of Default has occurred and is continuing, or (ii) a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Collateral Agent (such approved assignee, an “Approved Lender”); and provided, further, that on the date it becomes a party to this Agreement, an Approved Lender must be capable, through its applicable lending office, of receiving payments of interest from Borrower without the imposition of any withholding taxes that would be required to be borne by Borrower or requiring the payment of any additional amounts by Borrower pursuant to Section 2.5 hereof. Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require. Collateral Agent shall use commercially reasonable efforts to provide notice to Borrower of each Lender Transfer promptly following such Lender Transfer. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, a direct competitor of Borrower, a vulture hedge fund or a distressed debt fund, each as reasonably determined by Collateral Agent at the time of such assignment. Collateral Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of

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its offices in the United States a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Collateral Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Collateral Agent (in its capacity as Collateral Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Exhibit C attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Exhibit C attached hereto (it being understood that the documentation required under Section 7 of Exhibit C attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 12.1; provided that such participant shall not be entitled to receive any greater payment under Exhibit C attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.
12.2    Indemnification. Subject to Section 2.5, Borrower agrees to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses and Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature

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whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct. Notwithstanding the foregoing, if no direct conflict of interest is apparent in connection with the defense of any Claim, Collateral Agent and the Lenders shall first take commercially reasonable efforts to use the same counsel as Borrower, or, if a conflict does exist, use only one counsel among all Indemnified Persons with respect to the defense of any Claim. This Section 12.2 shall not apply with respect to any Indemnified Taxes subject to indemnification under Section 2.5 or Excluded Taxes.
12.3    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.4    Correction of Loan Documents. Collateral Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
12.5    Amendments in Writing; Integration.
(a)    No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:
(i)    no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;
(ii)    no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and
(iii)    no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date

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fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.7 or Section 12.8. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.
(b)    Other than as expressly provided for in Section 12.5(a)(i)-(iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.
(c)    This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
12.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.
12.7    Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than (a) inchoate indemnity obligations, and (b) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made)

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have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
12.8    Confidentiality. In handling any confidential information of Borrower, each of the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans (provided, however, the Lenders and Collateral Agent shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no fault of the Lenders or the Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.
12.9    Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Secured Party (including a Collateral Agent Affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER

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PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.
12.10    Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment (or portion thereof) or Term Loan (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make Borrower’s management personnel available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments, the Term Loans or portions thereof (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent and the Lenders in the preparation of information relating to the financial affairs of Borrower for any prospective participant or assignee of a Term Loan Commitment (or portions thereof) or Term Loan (or portions thereof) as Collateral Agent or such Lender may reasonably may request. Subject to the provisions of Section 12.8, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment (or portions thereof), any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement, in each case subject to Section 12.8.
12.11    Public Announcement. Collateral Agent and each Lender may, with the prior written consent of Borrower (which consent may not be unreasonably conditioned, withheld or delayed), make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos. Notwithstanding the foregoing, such prior written consent from Borrower shall not be required for any disclosures by Collateral Agent or the Lenders required by the Securities and Exchange Commission or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons, in each case, subject to applicable law and regulations.
12.12    Collateral Agent and Lender Agreement. Collateral Agent and each Lender hereby agree to the terms and conditions set forth on Exhibit B attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto.
12.13    Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.
12.14    Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied (other than (a) inchoate indemnity obligations, and (b) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made). So long as Borrower has satisfied the Obligations (other than (a) inchoate indemnity obligations, and (b) other obligations that, by their terms, survive termination of this Agreement, in each case, for which no claim has been made) in

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accordance with the terms of this Agreement, this Agreement may be terminated prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to the Collateral Agent and the Lenders.
a.    12.15    Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
[Balance of Page Intentionally Left Blank]

1620966548.5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

ARDELYX, INC.

By
Name:
Title:

COLLATERAL AGENT AND LENDER:

SLR INVESTMENT CORP.

By
Name: Anthony Storino
Title: Authorized Signatory

[Signature Page to Loan and Security Agreement]

1620966548.5

LENDERS:

SLR SENIOR INVESTMENT CORP.

By
Name: Anthony Storino Title: Authorized Signatory
[Signature Page to Loan and Security Agreement]

1620966548.5

SCP PRIVATE CREDIT INCOME FUND SPV, LLC

By
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME BDC SPV LLC

By
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CORPORATE LENDING FUND SPV LLC

By
Name: Anthony Storino
Title: Authorized Signatory

SCP SF DEBT FUND L.P.

By
Name: Anthony Storino
Title: Authorized Signatory

SLR HC FUND SPV, LLC

By
Name: Anthony Storino
Title: Authorized Signatory

SLR HC BDC LLC

By
Name: Anthony Storino
Title: Authorized Signatory

[Signature Page to Loan and Security Agreement]

1620966548.5